Exhbit 99.1

                     Semtech Updates Third Quarter Outlook

    CAMARILLO, Calif.--(BUSINESS WIRE)--Oct. 25, 2004--Semtech Corporation (NASDAQ:SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced that it has revised its revenue and earnings per share outlook for its third quarter of fiscal year 2005 that ends on October 31, 2004.
    Semtech now expects that net sales for the third quarter will be approximately $65 million, a sequential decline of 5 percent compared to the previous quarter. Earnings per diluted share for the third quarter are expected to be 19 cents. The revised outlook is the result of customer requested push-outs and general weakness in the end-markets. Customers have been placing new orders with very short lead times, reducing the Company's visibility.
    Semtech plans to announce results for the third quarter of fiscal year 2005 on November 29, 2004, after the close of market.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Semtech has been publicly traded since 1967 and is listed on the Nasdaq National Market under the symbol SMTC.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.



    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010 (Investor Relations)